Exhibit 5.1

June 27, 2003

AmerUs Group Co.
699 Walnut Street
Des Moines, Iowa 50309-3948

Ladies and Gentlemen:

      I am Senior Vice President and General Counsel of AmerUs Group Co. (the “Company”) and I have acted as counsel to the Company in connection with the preparation of the Registration Statement on Form S-8 to be filed by the Company with the Securities and Exchange Commission for the registration under the Securities Act of 1933, as amended, of 500,000 shares of common stock, no par value per share, of AmerUs Group Co. (“AGC Stock”) and 600,000 deferred compensation obligations (“Obligations”) which may be issued to employees of the Company and its subsidiaries pursuant to the AmerUs Group Co. MIP Deferral Plan (the “Plan”).

      I have examined the originals, certified copies or copies otherwise identified to my satisfaction as being true copies of the Plan and such other documents as I have deemed necessary or appropriate for purposes of this opinion.

      Based on the foregoing, I am of the opinion that (1) the Company is duly incorporated and validly existing under the laws of the State of Iowa and (2) the AGC Stock and Obligations will, when sold, be legally issued, fully paid and non-assessable under current Iowa law.

      I am admitted to practice law in the State of Iowa and the foregoing opinion is limited to Iowa law. I hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement.

Very truly yours,

/s/ Joseph K. Haggerty

Joseph K. Haggerty Senior Vice President and General Counsel